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                                                                       OMB APPROVAL

                      UNITED STATES SECURITIES AND EXCHANGE            OMB Number: 3235-
                                  COMMISSION                           0104
                              WASHINGTON, DC 20549
                                                                       Expires: October 3
                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF         2001
FORM 3                           SECURITIES

                FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES      Estimated average
           EXCHANGE ACT OF 1934, SECTION 17(a) OF THE PUBLIC UTILITY   burden
              HOLDING COMPANY ACT OF 1935 OR SECTION 30(f) OF THE      hours per response...0.5
                         INVESTMENT COMPANY ACT OF 1940


(Print or Type Responses)
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1.                                          2.                        4.
Name and Address of Reporting Person*       Date of Event             Issuer Name AND Tickler or Trading Symbol
                                            Requiring Statement
                                            (Month/Day/Year)

   WORBOYS, CARL E.                           1/31/2000                          USIP.COM, INC.
======================================
  (Last)        (First)       (Middle)


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               (Street)                 3.                       5.                                        6.
                                        I.R.S. Identification    Relationship of Reporting Person(s) to    If Amendment, Date of
                                        Number of Reporting      Issuer                                    Original
          8199 PENELOPE LANE            Person, if an entity     (Check all applicable)                    (Month/Day/Year)
                                        (voluntary)
                                                                                                                      N/A
                                                                  X
                                                                 ---
======================================                           Director                                  7.
  (City)       (State)         (Zip)                             ---                                       Individual or
                                                                 10% Owner                                 Joint/Group Filing
          LIVERPOOL, NY 13090                                                                              Check Applicable Line)

                                                                 ---                                        X
                                                                 Officer (give title below)                ---
                                                                 ---                                       Form filed by One
                                                                 Other (specify below)                     Reporting Person

                                                                 -------------

                                                                                                           ---
                                                                                                           Form filed by More than
                                                                                                           One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.                                          2.                                  3.                               4.
Title of Security                           Amount of Securities Beneficially   Ownership Form: Direct (D) or    Nature of Indirect
(Instr. 4)                                  Owned                               Indirect (I)                     Beneficial Ownershi
                                            (Instr. 4)                          (Instr. 5)                       (Instr. 5)

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               COMMON STOCK                               200,000                              D                            N/A
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           TABLE II-- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.               2.                      3.                                  4.              5.              6.
Title of         Date Exer-              Title and Amount of Securities      Conver-         Owner-          Nature of Indirect
Derivative       cisable and             Underlying                          sion or         ship            Beneficial Ownership
Security         Expiration              Derivative Security                 Exercise        Form of         (Instr. 5)
(Instr. 4)       Date                    (Instr. 4)                          Price of        Deriv-
                 (Month/Day/Year)                                            Deri-           ative
                                                                             vative          Securities:
                                                                             Security        Direct
                 Date        Expira-               Title           Amount                    (D) or
                 Exer-       tion                                  or                        Indirect
                 cisable     Date                                  Number                    (I)
                                                                   of                        (Instr. 5)
                                                                   Shares

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N/A                N/A       N/A                 N/A                N/A          N/A            N/A             N/A
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. Explanation of Responses:

          /s/ Carl E. Worboys                               4/11/01
        -------------------------                     ------------------
            Carl E. Worboys                                   Date

      * If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).

      ** Intentional misstatements or omissions of facts constitute Federal
         Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.